Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR INFORMATION CONTACT
February 19, 2025	Krista Conlin, Krista@KCProjects.net

ServisFirst Bank Announces New Chief Financial Officer

Accomplished Financial Executive, David Sparacio, Named Chief Financial Officer

BIRMINGHAM, Ala. – (BUSINESS WIRE) – ServisFirst Bank, a subsidiary of ServisFirst Bancshares (NYSE:SFBS), is pleased to announce the hiring of David Sparacio as Chief Financial Officer, following an extensive nationwide search by Chartwell Partners. A seasoned financial executive with over three decades of experience in banking and financial management, Sparacio will oversee the Bank’s financial strategy, regulatory reporting, and accounting operations. Sparacio will assume the role on March 10, 2025.

“David brings an exceptional level of expertise in financial leadership, strategic planning, and regulatory compliance,” states Tom Broughton, ServisFirst Bank Chairman, Chief Executive Officer, and President. “His extensive background in corporate finance, accounting, and operational leadership positions him as a tremendous asset to ServisFirst Bank. We are confident that his leadership will play a vital role in advancing our financial initiatives and supporting our continued growth.”

David Sparacio, Chief Financial Officer

Sparacio brings deep expertise in corporate finance, accounting, and financial operations. Throughout his career, he has successfully led large accounting teams, implemented financial control structures, and spearheaded high-level initiatives to enhance efficiency and compliance within top financial institutions. With a strong background in regulatory reporting, mergers and acquisitions, and financial system integrations, Sparacio is well-equipped to drive ServisFirst Bank’s financial strategy forward.

Sparacio holds a Bachelor of Science in Accounting from the University of New Orleans, a Master of Business Administration from Loyola University New Orleans, and a Master of Strategic Studies from the U.S. Army War College. In addition to his financial background, he has served in the U.S. Army Reserve since 1991 and currently holds the rank of Colonel. His leadership and commitment to excellence go beyond banking, as he provides purposeful oversight and advisory support in his military capacity.

Ed Woodie has served as interim Chief Financial Officer since October 2024. Woodie provided steady leadership during the transition, and with Sparacio assuming the role on March 10, 2025, ServisFirst Bank is well-positioned for continued financial strength and long-term advancement.

For more information regarding ServisFirst Bank’s recent addition, please contact Krista Conlin at Krista@KCProjects.net. For more about ServisFirst Bank, please visit www.servisfirstbank.com.

ABOUT SERVISFIRST BANK

ServisFirst Bank is a full-service commercial bank focused on commercial banking, correspondent banking, treasury management, private banking and the professional consumer market, emphasizing competitive products, state-of-the-art technology and a focus on quality service. Recently, the Bank announced that its assets exceed $17 billion. The Bank offers sophisticated treasury management products, Internet banking, home mortgage lending, remote deposit express banking, and highly competitive rates.

ServisFirst Bank was formed in May 2005, and has offices in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, and Virginia. In April 2015, and annually thereafter, ServisFirst Bank has earned investment- grade ratings and a stable outlook from Kroll Bond Rating Agency (KBRA), which measures companies’ financial fundamentals. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained at www.servisfirstbancshares.com.

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